[TSSL VUL]






                              REINSURANCE AGREEMENT








                                     No. abc



                                     between


                                   XYZ COMPANY
              (hereinafter referred to as the Reinsurer, You, Your)

                                 of City, State


                                       and


                 TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

             (hereinafter referred to as the Reinsured, We, Us, Our)

                              of Cedar Rapids, Iowa
                  (Executive Offices: Los Angeles, California)







                            Effective Month Day, Year








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                                             TABLE OF CONTENTS



ARTICLE I - BASIS OF REINSURANCE                                                                             1
ARTICLE II - LIABILITY                                                                                       3
ARTICLE III - NOTIFICATION OF REINSURANCE                                                                    4
ARTICLE IV - PLANS OF REINSURANCE                                                                            4
ARTICLE V - REINSURANCE PREMIUMS                                                                             4
ARTICLE VI - PREMIUM ACCOUNTING                                                                              5
ARTICLE VII - CONFIDENTIAL INFORMATION                                                                       6
ARTICLE VIII - GRAMM-LEACH-BLILEY ACT                                                                        7
ARTICLE IX - OVERSIGHTS                                                                                      8
ARTICLE X - REDUCTIONS, TERMINATIONS AND CHANGES                                                             8
ARTICLE XI - INCREASE IN RETENTION                                                                           9
ARTICLE XII - REINSTATEMENT                                                                                 10
ARTICLE XIII - EXPENSES                                                                                     11
ARTICLE XIV - CLAIMS                                                                                        11
ARTICLE XV - EXTRA-CONTRACTUAL DAMAGES                                                                      12
ARTICLE XVI - INSPECTION OF RECORDS                                                                         13
ARTICLE XVII - INSOLVENCY                                                                                   13
ARTICLE XVIII - ARBITRATION                                                                                 14
ARTICLE XIX - SPECIAL TERMINATION                                                                           15
ARTICLE XX - DEFERRED ACQUISITION COST TAX                                                                  15
ARTICLE XXI - SEVERABILITY CLAUSE                                                                           16
ARTICLE XXII - PARTIES TO AGREEMENT                                                                         16
ARTICLE XXIII - DURATION OF AGREEMENT                                                                       16
ARTICLE XXIV - ENTIRE AGREEMENT                                                                             17
EXECUTION                                                                                                   18
SCHEDULE A - SPECIFICATIONS                                                       Error! Bookmark not defined.
SCHEDULE B - BENEFITS                                                             Error! Bookmark not defined.
SCHEDULE C - DEFINITIONS                                                          Error! Bookmark not defined.
SCHEDULE D - CONDITIONAL RECEIPT                                                  Error! Bookmark not defined.
EXHIBIT I - REINSURANCE CESSION CARD                                              Error! Bookmark not defined.
EXHIBIT II - SINGLE-LIFE REINSURANCE PREMS & JOINT PREMIUM FORMULA                Error! Bookmark not defined.
EXHIBIT III - RETENTION, BINDING AND ISSUE LIMITS                                 Error! Bookmark not defined.
EXHIBIT IV - SPECIAL AUTOMATIC BINDING CAPACITY                                   Error! Bookmark not defined.

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                                       18
                       ALL SCHEDULES AND EXHIBITS ATTACHED
                    WILL BE CONSIDERED PART OF THIS AGREEMENT




                        ARTICLE I - BASIS OF REINSURANCE


Reinsurance under this Agreement must be the plans of insurance as stated in Schedule A. You must automatically reinsure the life insurance for the plans as stated in Schedule A and any additional benefits listed in Schedule B or, at our option, we may apply to you facultatively.

1. REQUIREMENTS FOR AUTOMATIC REINSURANCE

        A. The individual risks must be in a jurisdiction in which we are duly licensed and/or authorized to do business.

        B. The individual risks must be underwritten by us according to our standard underwriting practices and guidelines. Any risk falling into the category of special underwriting programs will be excluded from this Agreement unless previously agreed to by you via an amendment.

        C. Any risk offered on a facultative basis by us to you or any other company will not qualify for automatic reinsurance under this Agreement on the same lives unless:
                       (i) Reinsurance on the lives was previously ceded on a
               facultative basis because of binding or jumbo limit violations and these limits have since been increased, or,
                       (ii) The risk which required facultative submission has
               changed significantly or has been eliminated altogether, so that the Joint Insureds qualify for automatic reinsurance based on our current underwriting guidelines; and the original facultative cession has been in force for at least two years.




        D. Neither of the insureds' issue ages will exceed 89. The issue age basis for policies issued under this Agreement is age nearest birthday.

        E. If both lives are insurable, the mortality rating on each individual risk must not exceed that as shown in Exhibit III. An uninsurable life's mortality rating will exceed Table P.

        F. The maximum amount of insurance issued and applied for in all companies on each risk must not exceed the jumbo limits as stated in Schedule A.

        G. On each individual life, we must retain the amounts of insurance according to our retention limits shown in Exhibit III.

        H. The maximum amount of insurance to be reinsured on a life must not exceed the automatic binding limits as stated in Schedule A.

2. REQUIREMENTS FOR FACULTATIVE REINSURANCE

        A. If the requirements for automatic reinsurance are met, but we prefer to apply for facultative reinsurance with you, then we must submit to you all the papers relating to the insurability of the individual risk for facultative reinsurance.

        B. If requirements for automatic reinsurance are not met and we apply for facultative reinsurance with you, then we must submit to you all the papers relating to the insurability of the individual risk for facultative reinsurance.

3. APPLICATION FOR FACULTATIVE REINSURANCE

        Copies of all the papers relating to the insurability of the individual risk must be sent to you for facultative reinsurance. After you have examined the papers sent, you will promptly notify us of your underwriting offer subject to additional requirements, or your final underwriting offer. Your final underwriting offer on the individual risk will automatically terminate the earlier of the withdrawal of our application or one hundred and twenty (120) days from the date of your final offer.

4. The initial minimum amount of life reinsurance on the individual risk must be the amount stated in Schedule A.

5. If the subsequent amount of life reinsurance net amount at risk falls below the amount stated in Schedule A on the individual risk, as of that date, all of the life reinsurance on the risk must terminate.

6. In no event will you be liable for reinsurance unless the insurance issued directly by us constituted the transacting of business in a jurisdiction in which we are properly licensed or otherwise authorized to do business.



                             ARTICLE II - LIABILITY


1. Your liability for automatic reinsurance will begin simultaneously with our liability except for those risks which qualify for automatic reinsurance, but we submit on a facultative basis.

2. Your liability for facultative reinsurance on the individual risk will begin simultaneously with our liability provided all conditions of facultative reinsurance have been met, including your written offer to reinsure the risk, and our acceptance of your offer.

3. Your maximum liability under the conditional receipt or temporary insurance agreement is limited to the lesser of i and ii below:

i.      The Conditional Receipt Automatic Acceptance Limit as shown in Schedule
        D.

ii.     The Reinsurer's Automatic portion reinsured as shown in Schedule A.

4. Your liability for reinsurance on the individual risk will terminate when our liability terminates.



                    ARTICLE III - NOTIFICATION OF REINSURANCE


1. For automatic reinsurance, we will notify you on the quarterly statement as described in Article VI.

2. For facultative reinsurance, promptly after our liability for insurance has begun on the individual risk, we will prepare and send you a "Reinsurance Cession Card", Exhibit I. You will complete the "Reinsurance Cession Card" and return one copy to us.

3. When reinsurance is reduced or changed, we will notify you on the quarterly accounting statement or we will send you an amended "Reinsurance Cession Card".



                        ARTICLE IV - PLANS OF REINSURANCE


1.      Life reinsurance will be on the basis as stated in Schedule B.

2. When requested, we must furnish you with a copy of each policy, rider, rate book and cash value table which applies to the life insurance reinsured.



                        ARTICLE V - REINSURANCE PREMIUMS


The life insurance premium on the net amount at risk will be determined from
Exhibit II. For reinsurance on a yearly renewable term basis, we anticipate that the premium rates in Exhibit II will be continued indefinitely. However, if any one or more of such premium rates for any policy year or years after the first will be less than the net premium rate or rates based on the 1980 CSO Table (or related smoker and non-smoker tables) at the interest rate specified in the Standard Valuation Law for the applicable mortality rating, then, in that event, only the latter rate or rates will be guaranteed.



                         ARTICLE VI - PREMIUM ACCOUNTING


l. Payment of Reinsurance Premiums.

        A. The reinsurance premiums will be paid to you on the basis stated in Exhibit II, and will be paid on an annual basis.

        B. For automatic reinsurance, such payments will be made following the close of each calendar quarter, and would cover policies that have newly become in force or reached their anniversaries in that quarter. At the close of each calendar quarter, we will send you a statement and a listing of new business, changes and terminations.

        C. For facultative reinsurance, such payments will be made following the close of each month, and would cover policies that have newly become in force or reached their anniversaries in that month. Each month we will send you a statement listing first year and renewal reinsurance premiums less refunds and allowances (dividends and cash values, if applicable) which are due during the current month.

        D. If a net reinsurance premium balance is payable to you, we will include with the statement the amount of the net balance.

        E. If a net reinsurance premium balance is payable to us, you must pay this balance within twenty five (25) days after we submit the statement to you.

2. Termination Because of Non-Payment of Premium.

        When reinsurance premiums are delinquent, you have the right to terminate the reinsurance risks on the statement by giving us ninety
        (90) days written notice. As of the close of this ninety (90) day period, all of your liability will terminate for the risks described in the preceding sentence.

        Regardless of these terminations, we will continue to be liable to you for all unpaid reinsurance premiums earned by you.

3. Reinstatement of a Delinquent Statement.

        We may reinstate the terminated risks within sixty (60) days after the effective date of termination by paying the unpaid reinsurance premiums for the risks in force prior to the termination. The effective date of reinstatement will be the date the required back premiums are received.

4. Currency.

        The reinsurance premiums and benefits payable under this Agreement will be payable in the lawful money of the United States.

5. We will send you a detailed listing of all reinsurance in force as of the close of the calendar year involved for automatic reinsurance.



                     ARTICLE VII - CONFIDENTIAL INFORMATION


You will hold in trust for us and will not disclose or cause to be disclosed to any non-party to this Agreement, any of our confidential information. Confidential information is information which relates to our policyowner data, experience information, including but not limited to mortality and/or lapse information, risk selection guidelines, any and all information contained in our current and future underwriting manuals, trade secrets, research, products and business affairs, but does not include:

        1) Information which is generally known or easily ascertainable by non-parties of ordinary skill; and

        2) Information acquired from non-parties who have no confidential commitment to either you or us.

You will take all necessary and appropriate measures to ensure that your employees and agents abide by the terms of this Article.

Notwithstanding the foregoing, we acknowledge that you may aggregate our data with that of other companies reinsured by you on the condition that our data not be identified by our corporate name, logo or any other means. We also acknowledge that, upon request, you may make available any necessary data or information to your auditors, or any governmental or administrative agencies in the course of their examination of you.



                      ARTICLE VIII - GRAMM-LEACH-BLILEY ACT


You agree that you will abide by the following statement in connection with this reinsurance agreement:

       Your company and all of your representatives and service providers will hold all private, non-public policyholder information furnished to you for the purpose of providing services to you under any reinsurance agreement in strict confidence. By reference to private, non-public policyholder information, you mean all policyholder or other consumer financial or health information furnished to or obtained by you, your representatives or your service providers in order to carry out your duties and obligations under this reinsurance agreement with us. You will only use such information for the purpose of performing services under this reinsurance agreement. Such information will only be disclosed to a third party for the purpose of carrying out your duties under this reinsurance agreement, to retrocessionaires or your service providers or as required or permitted by law. You will take reasonable steps necessary to protect such information from unauthorized or inadvertent disclosure.





                             ARTICLE IX - OVERSIGHTS


If there is an unintentional oversight or misunderstanding in the administration of this Agreement by either company, it can be corrected provided the correction takes place promptly after the time the oversight or misunderstanding is first discovered. Both companies will be restored to the position they would have occupied had the oversight or misunderstanding not occurred.



                ARTICLE X - REDUCTIONS, TERMINATIONS AND CHANGES


1. If there is a contractual or non-contractual replacement or change of the insurance reinsured under this Agreement where full underwriting evidence according to our regular underwriting rules is not required, the insurance will continue to be reinsured with you provided it meets the initial minimum amount stated in Schedule A.

2.      If the insurance reinsured under this Agreement increases and;

        A. The increase is subject to new underwriting evidence, the provisions of Article I will apply to the increase in reinsurance.

        B. The increase is not subject to new underwriting evidence, you will accept automatically the increase in reinsurance, but not to exceed our automatic binding limit, as long as the increase resulted in accordance with our established underwriting rules.

3. If the insurance reinsured under this Agreement is increased or reduced, the reinsurance for the individual risk involved will be increased or reduced proportionally by taking into account Article I, Sections 1.G. & 1.H., on the effective date of increase or reduction.

4. If any portion of the total insurance retained by us on an individual life reduces or terminates, any reinsurance under this Agreement based on the same life will also be reduced or terminated. We will reduce our reinsurance by applying the retention limits which were in effect at the time the policy was issued. We will not be required to retain an amount in excess of our regular retention limit for the age, mortality rating and risk classification at the time of issue for any policy on which reinsurance is being reduced.

        We must first reduce the reinsurance of the insurance which has the same mortality rating as the terminated insurance. If further reduction is required, the reinsurance to be terminated or reduced will be effected in the inverse order in which the reinsurance was first reinsured.

5. If the insurance for a risk is shared by more than one pool of reinsurers, the reduced reinsurance will be effected proportionally within each pool, but in the inverse order by pool in which the insurance was first reinsured.

6. If insurance reinsured under this Agreement is terminated, the reinsurance for the individual risk involved will be terminated on the effective date of termination.

7. On facultative reinsurance, if we wish to reduce the mortality rating, this reduction will be subject to and reinsured under the facultative provisions of this Agreement.

8. You will refund to us all unearned reinsurance premiums arising from reductions, terminations and changes as described in this Article.



                       ARTICLE XI - INCREASE IN RETENTION


1. If we should increase our retention limits, prompt written notice of the increase must be given to you.

2. We will have the option of recapturing the reinsurance under this Agreement when our retention limit increases. We may exercise our option to recapture by giving written notice to you within ninety (90) days after the effective date of the increase.




3.      If we exercise our option to recapture, then;

        A. We must reduce the reinsurance on each individual life on which we retained our maximum retention limit for the age and mortality rating that was in effect at the time the reinsurance was ceded to you.

        B.     No recapture will be made to reinsurance on an individual life if
               (a) we retained a special retention limit less than our maximum retention limit for the age and mortality rating in effect at the time the reinsurance was ceded to you, or if (b) we did not retain insurance on the life.

        C. We must increase our total amount of insurance on the individual life up to our new retention limit by reducing the reinsurance. If an individual life is shared by more than one reinsurer, your percentage of the reduced reinsurance will be the same percentage as your initial reinsurance on the individual risk.

        D. The reduction of reinsurance will become effective on the later of the following dates:

               (1) The policy anniversary date immediately following the effective date of our increase in retention limits.

               (2) The number of years stated in Schedule A starting with the 'policy date' for the risk involved or on the "Reinsurance Cession Card".



                           ARTICLE XII - REINSTATEMENT


If an insurance policy lapses for nonpayment of premium and is reinstated under our terms and rules, the reinsurance will be reinstated by you as follows:



        Automatic Cases:
        We must pay you all back reinsurance premiums in the same manner as we received insurance premiums under our policy. When reinstated by us, the policy will automatically be reinstated by you.

        Facultative Cases:
        Reinstatement evidence will be submitted to you for your approval. Reinstatement approval is required before we reinstate the policy with you. Upon your approval, we must pay you all back reinsurance premiums in the same manner as we received insurance premiums under our policy.



                             ARTICLE XIII - EXPENSES


We must pay the expense of all medical examinations, inspection fees and other charges in connection with the issuance of the insurance.



                              ARTICLE XIV - CLAIMS


1.      When we are advised of a claim, we must promptly notify you.

2. If a claim is made under insurance reinsured under this Agreement, you will abide the issue as it is settled by us. We will request payment of the reinsurance proceeds on an incurred basis. Upon request, we will deliver a copy of the proof of death and the claimant's statement to you.

3. Payment of reinsurance proceeds will be made in a single sum regardless of our mode of settlement.

4. We must promptly notify you of our intent to contest insurance reinsured under this Agreement, or to assert defenses to a claim for such insurance. If our contest of such insurance results in the reduction of our liability, you will share in this reduction. Your percentage of the reduction will be your net amount of risk on the individual life as it relates to our total net amount at risk on the date of the death of the insured.

        If you should decline to participate in the contest or assertion of defenses, you will then release all of your liability by paying us the full amount of reinsurance and not sharing in any subsequent reduction in liability.

5. If the amount of insurance provided by the policy or policies reinsured under this Agreement is increased or reduced because of a misstatement of age or sex established after the death of the insured, you will share with us in this increase or reduction. Your share of this increase or reduction will be the percentage that your net liability relates to our total net liability and that of other reinsurers immediately prior to this increase or reduction. In the case of reinsurance on the yearly renewable term basis, your reinsurance will be calculated from the inception date of the policy on the adjusted amounts using the premiums and reserves applicable to the correct age or sex. Any adjustment in reinsurance premiums will be made without interest.

6. We must pay the routine expenses incurred in connection with settling claims. These expenses may include compensation of agents and employees and the cost of routine investigations.

7. You will share with us all expenses that are not routine. Expenses that are not routine are those directly incurred in connection with the contest or the possibility of a contest of insurance or the assertion of defenses. These expenses will be shared in proportion to the net amount at risk for both of us. However, if you have released your liability under Section 4. of this Article, you will not share in any expenses incurred after your date of release.



                     ARTICLE XV - EXTRA-CONTRACTUAL DAMAGES


1. In no event, will you have any liability for any extra-contractual damages which are awarded against us as a result of acts, omissions or course of conduct committed by us in connection with the insurance reinsured under this Agreement.

2. You do recognize that circumstances may arise under which you, in equity, should share, to the extent permitted by law, in paying certain assessed damages. Such circumstances are difficult to define in advance, but involve those situations in which you were an active party in the act, omission or course of conduct which ultimately results in the assessment of such damages. The extent of such sharing is dependent on good faith assessment of culpability in each case, but all factors being equal, the division of any such assessment would be in the proportion of total risk accepted by each party for the plan of insurance involved.



                       ARTICLE XVI - INSPECTION OF RECORDS


You will have the right, at any reasonable time, to inspect our books and documents which relate to reinsurance under this Agreement.



                            ARTICLE XVII - INSOLVENCY


1. If we become insolvent, all of the reinsurance due us will be paid in full directly to our liquidator, receiver, or statutory successor without decrease.

2. If we become insolvent, the liquidator will give you written notice of a pending claim against us for insurance reinsured under this Agreement within a reasonable time after the claim is filed in the insolvency proceeding. During the insolvency proceedings where the claim is to be settled, you may investigate this pending claim and mediate in our or our liquidator's name, but at your own expense, with any defense or defenses which you may believe available to us or our liquidator.

3. The expenses incurred by you will be chargeable, subject to court approval, against us as part of the expense of liquidation. The benefit which we may accumulate solely as a result of the defense undertaken by you will be shared proportionately. Where two or more reinsurers are involved in the same claim, and a majority in interest elect to mediate a defense or defenses to this claim, the expense will be shared as though such expense had been incurred by us.



                           ARTICLE XVIII - ARBITRATION


1. Any controversy or claim arising out of or relating to this Agreement will be settled by arbitration.

2. There must be three arbitrators who will be officers of life insurance or life reinsurance companies other than the contracting companies or their affiliates. Each of the contracting companies will appoint one of the arbitrators and these two arbitrators will select the third. In the event that either party should fail to choose an Arbitrator within thirty (30) days following a written request by the other party to do so, the requesting party may choose two Arbitrators who will in turn choose an Umpire before entering upon arbitration. If the two Arbitrators fail to agree upon the selection of an Umpire within thirty (30) days following their appointment, each Arbitrator will nominate three candidates within ten days thereafter, two of whom the other will decline, and the decision will be made by drawing lots.

3. With regard to Section 2. of this Article, arbitration must be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association which will be in effect on the date of delivery of demand for arbitration.

4. Each contracting company must pay part of the arbitration expenses as allocated by the arbitrators.

5. The award agreed by the arbitrators will be final, and judgment may be entered upon it in any court having jurisdiction.







                        ARTICLE XIX - SPECIAL TERMINATION


                                 [Text Redacted]



                   ARTICLE XX - DEFERRED ACQUISITION COST TAX


Both companies agree that, with respect to Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992 under Section 848 of the Internal Revenue Code of 1986, as amended:

1.      The term "party" will refer to either you or us, as appropriate;
2. The term "net consideration" will refer to either net consideration as defined in Regulation Section 1.848-2(f) or gross amount of premiums and other consideration as defined in Regulation Section 1.848-3(b), as appropriate;

3. Both companies will attach a schedule to their federal income tax return which identifies the relevant reinsurance agreements for which the joint election under the Regulation has been made. The joint election will be effective for the year that this Agreement was entered into, and for all subsequent years that this Agreement remains in effect.

4. The company with positive net consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1);

5. Both companies agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency, or as may otherwise be required by the Internal Revenue Service;

6. By June 1 of each tax year, the company that administers the business under this Agreement (the "submitting company") will submit to the other company its calculation of the net consideration for the preceding calendar year. This calculation will be accompanied by a statement signed by an officer of the submitting company declaring that the company will report such net consideration in its tax return for the previous calendar year;

7. Within thirty (30) days of receipt of the submitting company's calculation, the other company may contest that calculation by providing the submitting company with a written alternative calculation. If the other company does not provide the submitting company with a written alternative calculation, then the other company will report in its tax return for the previous year the net consideration as determined by the submitting company;

8. If the other company contests the calculation provided by the submitting company, both companies will act in good faith to reach an agreement on the correct net consideration within thirty (30) days of the date that the other company provides its alternative calculation. If both companies reach an agreement on a net consideration amount, each company will report such amount in their respective tax returns for the previous calendar year.






                        ARTICLE XXI - SEVERABILITY CLAUSE


If any provision of this Agreement is declared or found to be illegal, unenforceable or void by any administrative agency, regulatory body, or court of competent jurisdiction, such finding shall not affect the remaining provisions of this Agreement, and all other provisions hereof shall remain in full force and effect.



                       ARTICLE XXII - PARTIES TO AGREEMENT


This is an Agreement solely between you and us. There will be no legal relationship between you and any person having an interest of any kind in any of our insurance.



                      ARTICLE XXIII - DURATION OF AGREEMENT


1. Except as provided under Article XIX, this Agreement may be terminated by either company giving thirty (30) days written notice of termination. The day the notice is deposited in the mail addressed to the Home Office, or to an Officer of either company will be the first day of the thirty (30) day period.

2. During the thirty (30) day period, this Agreement will continue to be in force.

3. After termination, we are both liable for all automatic reinsurance which becomes effective prior to termination of this Agreement and also for all facultative reinsurance approved by you based upon applications you receive prior to termination of this Agreement.








                         ARTICLE XXIV - ENTIRE AGREEMENT


This Agreement, including any amendments and addenda, forms our entire agreement with you in connection with the reinsurance provided under this Agreement, and there are no understandings between the companies other that as expressed in this Agreement.

Any change or modification to this Agreement will be null and void unless made by amendment to this Agreement and signed by both companies.

                                    EXECUTION



Executed in duplicate by Executed in duplicate by
XYZ     COMPANY                             TRANSAMERICA OCCIDENTAL
                                            LIFE INSURANCE COMPANY
at City, State                              of Cedar Rapids, Iowa
                                            (Executive Offices:
                                            Los Angeles, California)

on ________________________, Year.          on ________________________, Year.



By _____________________________            By _____________________________
      Title:                                           Second Vice President



By _____________________________            By _____________________________
      Title:                                                Vice President